EXHIBIT 99.2

          TO BUSINESS EDITOR:

               Mercury Finance Issues Clarification of Earlier Announcement

               CHICAGO, Dec. 22/PRNewswire/ -- Mercury Finance Company (OTC Bulletin Board: MFNNQ) issued the following clarification of its announcement released earlier today under the headline, "Mercury Finance Announces Amended Reorganization Plan." Within the section of the earlier release that was entitled "Summary of Terms," the first item is amended and clarified by the addition of the words within single quotes:

               "- - The Company's senior lenders receive 95 percent of the initial equity in the reorganized company, 'a certain amount of surplus available cash,' and new secured notes equal to 75 percent of the face value of their claims 'after the payment of the available cash.'"

               SOURCE  Mercury Finance Company    12/22/98

               CONTACT: Jim Fitzpatrick of The Dilenschneider Group, 312-553-0700, for Mercury Finance Company (MFNNQ)